CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION
OF
SideChannel, Inc.

SideChannel, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the corporation is SideChannel, Inc. The date of filing of the original Certificate of Incorporation of the Corporation (the "Certificate") with the Secretary of State of the State of Delaware is September 8, 2021.

2. This Certificate of Amendment to Certificate of Incorporation (this "Certificate of Amendment") amends the Certificate, and a paragraph is hereby added to Article IV of the Certificate, at the end of such Article IV of the Certificate, providing as follows:

> Upon the effectiveness of this Certificate of Amendment (the "Effective Time"), each fifty-two (52) shares of the Common Stock issued and outstanding at the Effective Time (collectively, the "Pre-Split Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified such that each fifty-two (52) shares of Pre-Split Common Stock shall become one share of the Common Stock, with any fractional shares of Common Stock resulting being rounded to the nearest whole share of Common Stock (the "Reverse Stock Split"). Each certificate that immediately prior to the Effective Time represented shares of Pre-Split Common Stock ("Old Certificates"), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined and reclassified as a result of the Reverse Stock Split. The authorized number of shares, and par value per share, of Common Stock shall not be affected by the Reverse Stock Split.

3. The remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

4. This Certificate of Amendment has been duly approved and adopted by the Board of Directors of the Corporation on December 31, 2024 and on August 21, 2025, and the actions set forth herein have been approved by the stockholders of the Corporation on February 12, 2025, in accordance with the provisions of Sections 141, 211 and 242 of the General Corporation Law of the State of Delaware.

5. The foregoing amendment will be effective on January 22, 2026, at 4:00 p.m. Eastern time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 12th day of January 2026.

By: DocuSigned by: Brian Haugli
Name: Brian Haugli
Title: Chief Executive Officer